ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Custodian (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of September 1, 2012 (the “Agreement”), by and among, UBS Commercial Mortgage Securitization Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor here by certifies in accordance with Section 10.11 of the Agreement:

A)	A review of such Certifying Servicer’s activities from September 27, 2012 (the “Closing Date”) to December 31, 2012 and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and
B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects from the Closing Date to the end of such calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Custodian

/s/ David Co

BY: David Co

Title: Director

Date: March 11, 2013